Exhibit 16.1

July 18, 2025

Private and Confidential

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C 20549

Dear Sirs/Madams:

Re: Silver Bull Resources, Inc.

We have read the “Change in Registrant’s Certifying Accountant” section of Silver Bull Resources, Inc.’s Form 8-K dated June 12, 2025, we agree with the statements made therein.

Yours truly,

Smythe LLP

Chartered Professional Accountants